MDRNA, Inc. Announces Second Quarter 2008 Financial Results and
Additional Corporate Restructuring

Bothell, Wash., August 4, 2008 — MDRNA, Inc. (Nasdaq: MRNA) today reported financial results for the three- and six-month periods ended June 30, 2008, and a further corporate restructuring.

Revenue for the three months ended June 30, 2008, was $0.7 million, compared to $4.9 million for the three months ended June 30, 2007. Revenue for the six months ended June 30, 2008 was $2.0 million, compared to $9.9 million for the six months ended June 30, 2007. Revenue in 2008 was primarily related to revenue from feasibility program partners, Nascobal® product sales, amortization of deferred revenue from a $2.0 million payment received in 2005 from QOL Medical LLC (“QOL”) and revenue from our government grant. The 2007 periods included revenue from receipt and recognition of a $2.0 million payment from QOL related to the June 2007 issuance of a patent by the U.S. Patent and Trademark Office for Nascobal® nasal spray, which was received and recognized in June 2007, as well as additional revenue from collaborations with Procter & Gamble Pharmaceuticals, Inc. and Novo Nordisk A/S.

Net loss for the current quarter was approximately $14.3 million or $0.48 per share, compared to a net loss of $12.4 million or $0.50 per share for the prior year period. The net loss for the six months ended June 30, 2008, was $30.8 million or $1.10 per share, compared to $23.9 million or $0.97 per share for the prior year period. The increase in net loss from the prior year period was primarily due to lower revenue, $1.9 million in restructuring charges in the first quarter of 2008 and a $2.6 million write-down of inventory recorded in the current quarter, discussed below. Our 2008 second quarter loss, including the inventory charge and lower revenue, showed improvement over that of the first quarter of 2008 due to our restructuring and cost containment initiatives.

Cost of product revenue in the current quarter increased by $2.7 million compared to the prior year period and increased $2.8 million for the six months ended June 30, 2008, compared to the prior year period. At June 30, 2008, the cost basis of our inventory was approximately $2.7 million, composed of $0.1 million of Nascobal® active pharmaceutical ingredient (“API”) and materials, and $2.6 million of calcitonin-salmon API and materials for our nasal calcitonin-salmon product which is pending FDA approval. Apotex has filed a generic application for its nasal calcitonin-salmon product with a filing date that has priority over our ANDA for our generic nasal calcitonin-salmon product. In May 2008, a federal district court dismissed a lawsuit between Novartis and Apotex, due to the parties reaching a settlement in their long-standing litigation. The terms of this settlement were not made public. This has created uncertainty over our ability to launch our nasal calcitonin-salmon product and has caused us to reassess the value of our inventory. At June 30, 2008 we considered the carrying amount of this inventory to likely not be recoverable. Accordingly, we recorded a non-cash impairment charge of approximately $2.6 million to cost of goods sold related to the write-down of inventory during the second quarter of 2008. It is possible that we may receive partial or full reimbursement under the terms of our contractual arrangement with Par should we not be able to use this material in connection with our manufacturing arrangement, but the amount and timing of any such reimbursement are not determinable at this time.

Research and development expenses for the current quarter decreased $4.3 million, compared to the prior year period, and decreased $6.2 million in the six months ended June 30, 2008, compared to the prior year six month period. In 2007, we initiated Phase 2 clinical trials to evaluate our PYY(3-36) nasal spray in obese patients and our rapid acting insulin nasal spray in patients with type 2 diabetes, an efficacy and safety study to evaluate our PTH(1-34) nasal spray for the treatment of osteoporosis and a Phase 1 study for our carbetocin nasal spray for patients with autism, causing a related increase in R&D expenses. We discontinued our PTH(1-34) clinical trial in the first quarter of 2008. On July 31, 2008, we announced results from our Phase 2 PYY(3-36) clinical trial. We have decreased spending on our intranasal programs, including carbetocin, our nasal calcitonin-salmon product and other research and development programs as part of our restructuring and efforts to control spending and increase focus on RNAi. Increased spending on RNAi pre-clinical programs partially offset the decreases related to our intranasal programs.

Selling, general and administrative expenses for the current quarter decreased by $1.3 million, compared to the prior period, and decreased $0.8 million in the six months ended June 30, 2008, compared to the prior year six month period, due primarily to our restructuring and cost containment efforts. We recorded a restructuring charge in the first quarter of 2008 of $1.9 million, comprised of employee severance and related costs of approximately $1.6 million (of which approximately $0.6 million was paid in the first quarter 2008 and the remainder was paid in second quarter 2008) and $0.3 million related to the termination of our PTH(1-34) clinical trial as discussed above.

We ended the second quarter of 2008 with approximately $19.7 million in cash, cash equivalents and short term investments, compared to $41.6 million at the end of 2007, including $2.2 million in restricted cash at each date. In April 2008, we raised net proceeds of approximately $7.3 million in a registered direct offering.

We are executing a plan to further reduce operating expenses and align our workforce with our strategic, business and R&D requirements. Under this plan, we intend to terminate 23 employees, primarily from our nasal programs. All affected employees were notified on August 4, 2008 and the majority will finish employment no later than August 31, 2008. Following this action, we will have approximately 55 full-time employees, including approximately six full-time-equivalents maintaining our manufacturing, QA and QC operations in support of our current partnerships. We expect to incur approximately $1.9 million in severance and related payroll costs as a result of this action, of which approximately $0.3 million had previously been accrued as an accrual for compensated employee absences. This reduction included three executives from our intranasal programs, including our President, Chief Business Officer and Chief Scientific Officer – Delivery. We believe we have retained and will continue to maintain sufficient resources to complete the sale or licensing of certain intranasal programs.

CORPORATE HIGHLIGHTS

•	Changed the name of the Company to MDRNA, Inc. and the ticker symbol to MRNA, to reflect our focus on RNAi therapeutics and delivery systems,

•	Appointed J. Michael French as Chief Executive Officer,

•	Received approximately $7.3 million, net, in a registered direct offering,

•	Announced results from our Phase 2 clinical trial in rapid acting intranasal insulin for diabetes at the 68th Scientific Sessions meeting of the American Diabetes Association,

•	Announced results from our Phase 2 clinical trial in PYY(3-36) for obesity,

•	Engaged BMO Capital Markets as our strategic advisor to assist us in identifying a partner or partners to further develop and commercialize our intranasal programs through either a sale or licensing transaction,

•	Continued our corporate restructuring to reduce costs and bring resources and staff into alignment to achieve key corporate objectives for 2008, and

•	Announced positive in vivo efficacy data using a novel combination of a meroduplex siRNA and our proprietary lipid-based delivery platform, the DiLA[2] Platform.

Conference Call and Webcast Information

Management will host a conference call to review financial results for the period ended June 30, 2008, and recent business developments. The call is scheduled for today, August 4, 2008, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 866-825-3354 and international callers should dial 617-213-8063. The access code for the live conference call is 70557844. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The access code for the replay is 46944243. Alternatively, log on to http://www.mdrnainc.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of MDRNA’s Web site several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

Forward Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA, Inc. or a subsidiary to obtain additional funding; (ii) the ability of MDRNA, Inc. or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, Inc., a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, Inc., a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, Inc., a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. We assume no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:
Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
ir@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com

Financial Tables Follow

MDRNA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008
		(Unaudited)
Revenue
License and research fees	$4,733	$431	$9,405	$1,113
Government grants	102	82	202	175
Product revenue	25	241	245	729

Total revenue	4,860	754	9,852	2,017

Operating expenses:
Cost of product revenue, including non-cash inventory write-down of $2,579 in the three and six months ended June 30, 2008	9	2,665	68	2,829
Research and development	12,764	8,493	25,638	19,419
Selling, general and administrative	5,115	3,825	9,400	8,627
Restructuring	—	—	—	1,917

Total operating expenses	17,888	14,983	35,106	32,792

Loss from operations	(13,028)	(14,229)	(25,254)	(30,775)
Other income (expense):
Interest income	948	135	1,905	428
Interest and other expense	(287)	(237)	(558)	(502)

Net Loss	$(12,367)	$(14,331)	$(23,907)	$(30,849)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.50)	$(0.48)	$(0.97)	$(1.10)

Shares used in computing net loss per share - basic and diluted	24,910	29,722	24,730	27,966

	December 31,	June 30,
Selected Balance Sheet Data (In Thousands)	2007	2008
		(Unaudited)
Cash, cash equivalents and investments (includes restricted cash of $2,155)	$41,573	$19,690
Accounts receivable, net	324	385
Property and equipment, inventories and other assets	19,719	14,301
Total assets	61,616	34,376
Working capital	31,111	11,846
Accumulated deficit	(194,865)	(225,714)
Stockholders’ equity	39,220	18,450